UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  May 30, 2008 (May 27, 2008)

Analysts International Corporation
(Exact name of registrant as specified in its charter)

Minnesota	0-4090	41-0905408
(State or othis jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3601 West 76th Street, Minneapolis, Minnesota	55435-3000
(Address for principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 835-5900

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On May 27, 2008, the Board of Directors of Analysts International Corporation (the “Company”), approved the fiscal year 2008 Annual Management Incentive Plan (“AMIP” or the “Plan”) for the Company’s senior management team.  Participants may earn cash bonuses in a range of zero to 70% of their base salaries in effect on June 1, 2008.  Payments under the Plan, if any, shall be contingent upon achievement of certain minimum Company earnings per share results and individual business unit performance for fiscal year 2008.

The Plan provides for a target cash bonus of 30% of the participants’ base salaries upon achievement of 100% of the Company’s budget and 100% of business unit objectives for fiscal year 2008.  Achievement of results over and above Company earnings and business unit objectives can result in higher bonus payments but are capped in accordance with the terms of the Plan.  Payments under the Plan will be weighted 75% to the Company achieving certain earnings per share goals and 25% to achievement of financial and individual performance objectives by business units.  Participants in the Plan include, among others, President and CEO Elmer N. Baldwin, Senior Vice President, General Counsel and Secretary Robert E. Woods, Vice President of Planning and Operations Brittany McKinney and Senior Vice President-Solutions Michael W. Souders.  The foregoing description of the AMIP is merely intended to be a summary of the Plan.  The Board of Directors also authorized the Company to enter into employment agreements with certain management personnel, and the Company is in the process of drafting and negotiating those agreements.  The AMIP will become a component of the employment agreements of participating members of the Company’s senior management team.  Documents representing the Plan and the employment agreements will be filed at a future date when finalized.

In addition to adoption of the AMIP, the Board of Directors approved increasing Mr. Souders’ participation rate in the Company’s Restated Special Executive Retirement Plan from five percent to 15% of his base salary.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 30, 2008	ANALYSTS INTERNATIONAL CORPORATION

/s/ Robert E. Woods
Robert E. Woods
Senior Vice President, General Counsel and Secretary